Exhibit 4.3

CONSENT OF NORTON ROSE FULBRIGHT CANADA LLP

TO: The Directors of the Offeror

We hereby consent to the reference to our opinion contained under “Certain Canadian Federal Income Tax Considerations” in the Circular accompanying the Offer to Purchase dated January 22, 2019 made by the Offeror to the holders of Aphria Shares.

DATED: January 22, 2019

(signed) “NORTON ROSE FULBRIGHT CANADA LLP”